SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [x]

Check the appropriate box:
Preliminary Proxy Statement [x]
Confidential, for Use of the Commission Only (as permitted by
Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-
12

Insured Municipal Income Fund. Inc.
(Name of Registrant as Specified in Its Charter)

Bulldog Investors General Partnership
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required [x].

Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials [].

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing [].

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:



CONSENT SOLICITATION OF BULLDOG INVESTORS GENERAL PARTNERSHIP
TO SEEK THE DISSOLUTION OF INSURED MUNICIPAL INCOME FUND INC.

Bulldog Investors General Partnership (BIGP) is sending this consent solicitation information statement and card to shareholders of Insured Municipal Income Fund Inc.
(the Fund) of record as of ____ in order to file a petition in a Maryland court of equity to dissolve the Fund.

INTRODUCTION

At the Funds 2008 annual meeting of shareholders no directors were elected. Section 3-413(a)(2) of the Maryland Corporation
Law provides that stockholders entitled to cast at least 25% of all the votes entitled to be cast in the election of directors of a corporation may petition a court of equity to dissolve the corporation on grounds that the stockholders are so divided that directors cannot be elected. We are soliciting your authorization to file a petition in a Maryland court of equity to dissolve the Fund.

REASON FOR THE CONSENT SOLICITATION
The Funds common shares have long traded at a sizeable discount to net asset value (NAV). As of June 30, 2008 the Funds common shares were trading at a discount of 8.4% or $1.17 less than their NAV. In addition, shareholders of the Funds auction preferred shares are suffering from illiquidity as a result of the breakdown of the auction mechanism. The dissolution of the Fund would allow both classes of shareholders to realize the full value of their investment.

HOW CONSENT SOLICITATION CARDS WILL BE USED
If you complete and return a consent solicitation card to us or to our agent, your shares will aggregated with those of all other shareholders that return a consent solicitation card.
You may revoke your authorization at any time by delivering a written revocation to us or to our agent. If and when we have received unrevoked consent solicitation cards from the holders of at least 25% of the Funds outstanding shares, we will promptly file a petition in a Maryland court of equity on behalf of such shareholders to dissolve the Fund.

THE SOLICITATION

Persons affiliated with or employed by BIGP or its affiliates may assist us in the solicitation of consents. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this information statement and the enclosed consent solicitation card to the beneficial owners of common and preferred shares for whom they hold shares of record. We will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, we will bear all of the expenses related to this consent solicitation. Because we believe that all shareholders will benefit from this consent solicitation (and our recent proxy solicitation), we intend to seek, subject to any applicable regulatory requirements, reimbursement of our expenses from the Fund. Shareholders will not be asked to vote on the reimbursement of our legal and solicitation expenses (including the expenses already incurred in connection with our proxy solicitation for the 2008 annual meeting) which we estimate will be $100,000. Thus far, we have incurred approximately $30,000 of expenses.

LITIGATION
On January 31, 2007 the Acting Director of the Securities Division of the Massachusetts Secretary of State (the Securities Division) filed a complaint against Bulldog Investors, Messrs. Goldstein, Samuels, Dakos and Das and certain related parties (the Bulldog Parties) alleging that they violated Massachusetts law by making information about certain unregistered investments available on their website and by sending material about such investments to an individual who requested such material. On October 17, 2007 the Secretary issued a cease and desist order based on the same allegations and ordered that a fine be imposed on the Bulldog Parties of $25,000.
On November 15, 2007 the Bulldog Parties filed an appeal of the Secretarys October 17, 2007 order in Massachusetts Superior Court.
On July 18, 2008, as part of the appeal, the Bulldog Parties filed a motion in Massachusetts Superior Court for summary judgment setting aside and vacating the Secretarys order.
On March 23, 2007 the Bulldog Parties filed a collateral lawsuit in Massachusetts Superior Court to enjoin the aforementioned enforcement action on, among others grounds, that it violates the Bulldog Parties right of free speech under the First Amendment to the Constitution.
On December 21, 2007 the Massachusetts Superior Court denied the Bulldog Parties motion for a preliminary injunction, stating that information communicated by the Bulldog Parties has not been shown to be either misleading or related to unlawful activity and that the Court is not in the position of evaluating evidence and making ultimate findings as it would do after trial. On March 25, 2008 the Bulldog Parties filed an amended complaint in Massachusetts Superior Court to add a claim that the Secretary does not have personal jurisdiction over them.
On April 4, 2008 the Secretary filed a motion to dismiss the Bulldog Parties claim of lack of personal jurisdiction. On July 28, 2008 the Superior Court issued an interlocutory order which allowed the Secretarys dismissal motion. BIGP is the soliciting person.

As of ______, BIGPs general partners and its affiliated persons beneficially owned approximately _____ common shares of the Fund, all of which were purchased since July 2007.
There have been no sales.


CONSENT SOLICITATION CARD

The undersigned hereby authorizes Bulldog Investors General Partnership
(BIGP) to file a petition in a Maryland Court of equity to dissolve Insured Municipal Income Fund Inc. The undersigned hereby acknowledges receipt of BIGPs information statement for its consent solicitation dated ______.



SIGNATURE (S)_________________________________     Dated: _______________